Shrink Nanotechnologies Acquires Exclusive Worldwide License to “Electronic Glue”; NanoCrystal Technology Holds the Potential to Bring Low Cost Printed Roll-to-Roll Processes to the Solar Industry and Other Printed Semiconductor Applications

Shrink New Wholly Owned Subsidiary -- BlackBox Semiconductor -- Executes Multi-Year Exclusive License with The University of Chicago For Acclaimed NanoCrystal Semiconductor Intellectual Property

CARLSBAD, CA – December 10, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy industry, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today that it had formed a wholly owned subsidiary called BlackBox Semiconductor, Inc. (“BlackBox”), and that Blackbox has entered into a worldwide multi-year exclusive license with the University of Chicago, licensing work based on Assistant Professor of Chemistry, Dmitri Talapin’s “electronic glue” chemistry.  The license covers all applications except for thermoelectric applications.

“We are pleased to announce that we have reached an agreement with the University of Chicago to license intellectual property that we believe has the potential to radically change the economics in a number of burgeoning large industries, including printed semiconductors, roll-to-roll printed solar cells and a new generation of low cost printed nano-sensors.  This technology and the ongoing work by its inventors is widely acclaimed and has been published on multiple occasions in the world’s most prestigious academic journals, including Science, Nature and the Journal of the American Chemical Society,” said Mark L. Baum, CEO of Shrink Nanotechnologies, Inc.

Semiconductors have served as choice materials for many electronic and optical devices because of their physical properties.  Semiconductor nanocrystals are mass-produceable and have promise for use in device manufacturing via inkjet printing and other solution-based processes.

Commercial solar cells, computer chips and other semiconductor technologies typically use large semiconductor crystals, such as silicon.  These materials and the processes required to manufacture commercial products from them are expensive and can make large-scale applications such as rooftop solar-energy collectors prohibitive.  Also, material such as silicon is not “tunable” which means they can only harness a relatively narrow part of the available solar spectrum.

While semiconductor nanocrystals are very good receptors of light which could be converted to electricity (in the case of a solar cell), the collection of electrical charges from individual semiconductor nanocrystals cannot be accomplished efficiently using existing technologies because the semiconductor nanocrystals themselves are not great “carriers” of the electricity produced by the light they receive.

Prior to Dr. Talapin’s innovation – which has been called “electronic glue” – nanocrystals were unable to efficiently transfer their electric charges to one another because of the surface ligands which are used in the nanocrystal synthesis process.  These surface ligands are bulky, insulating organic molecules that cap nanocrystals.  Dr. Talapin's “electronic glue” solves the ligand problem by substituted insulating organic molecules with novel inorganic molecules and dramatically increases the electronic coupling between nanocrystals.

Baum concluded, “we have been working on nanocrystal applications since we started Shrink.  We have an appreciation of the shortcomings of nanocrystals for these “killer apps” like solar cells and other large market semiconductor applications.  We believe what we have is the potential to build low cost tunable solid state semiconductors which perform like bulk semiconductors, but which maintain all of the tremendous benefits that semiconductor nanocrystals offer.  This license is an important part of how we intend to drive value for our shareholders, as we build our business by executing on our unique model.  Over the coming months, we will begin to discuss this powerful technology and our plans to deploy resources to develop targeted commercial applications with it.”

To learn more about Dr. Talapin’s work, Google: “electronic glue”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a one-of-a-kind FIGA™ organization, which focuses on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and develops proprietary and patent-pending nano-sized technologies, components and product systems. The Company's unique NanoShrink™ material is a pre-stressed polymer which is used in a patent pending manufacturing platform with numerous applications in the solar energy, human and animal diagnostics, and biotechnology research and development tools industries. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink’s ability to obtain additional financing and to build and develop markets for Shrink’s biotechnology and solar technologies and products. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink’s success are more fully disclosed in Shrink’s most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

New 'electronic glue' promises less expensive semiconductors

Dmitri Talapin

Contact:
For Shrink Nanotechnologies
Mark L. Baum, Esq.
760-804-8844 x205